UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2012 (October 2, 2012)

CAPITOL BANCORP LTD.
(Exact Name of Registrant as Specified in its Charter)
____________________________

Michigan (State or other jurisdiction of incorporation)	001-31708 (Commission File No.)	38-2761672 (IRS Employer Identification No.)

Capitol Bancorp Center
200 Washington Square North, Lansing, Michigan 48933
(Address of Principal Executive Offices)  (Zip Code)

(517) 487-6555
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On October 2, 2012, Capitol Bancorp Ltd. (the "Corporation") entered into a securities purchase agreement (the "Securities Purchase Agreement") with VS CB Stock Acquisition, LLC ("VS CB").  Pursuant to the Securities Purchase Agreement, VS CB has agreed to purchase 1,750,000 shares of the Corporation's Class B common stock for $35 million and 15,000 shares of the Corporation's Series A preferred stock for $15 million, in each case contingent on the Corporation's emergence from bankruptcy and subject to the terms and conditions contained in the Securities Purchase Agreement.  The purchase price for the shares shall be equal to twenty dollars per share for each Class B common share and one thousand dollars per share for each share of Series A Preferred.
For so long as VS CB and its affiliates own 5% or more of the Corporation's outstanding voting securities as of the closing date, the Corporation has agreed to take all action necessary to cause three (3) people designated by VS CB to be nominated or appointed to the Corporation's board of directors, subject to all legal and governance requirements and approvals regarding service and election or appointment as a director of the Corporation generally, and to the approval of the Corporation's Nominating and Governance Committee (such approval not to be unreasonably withheld, delayed or conditioned).

Additionally, on October 2, 2012, the Corporation entered into an asset purchase agreement (the "Asset Purchase Agreement") with VS CB Asset Acquisition, LLC ("VS AA").  Pursuant to the Asset Purchase Agreement, which is also contingent on emergence from bankruptcy and subject to the terms and conditions contained in the Asset Purchase Agreement, the Corporation has agreed to sell to VS AA certain nonperforming commercial and residential mortgage loans with an aggregate unpaid principal balance of approximately $207 million.  The assets to be sold represent substantially all of the nonperforming loans of the Corporation's affiliate banks.
Item 3.02  Unregistered Sales of Equity Securities.
The information set forth in Item 1.01 hereof concerning the offer and sale of the securities to VS CB pursuant to the Securities Purchase Agreement is incorporated herein by reference.  Such securities to be issued and sold under the Securities Purchase Agreement in the transactions described in Item 1.01 were offered and will be sold by the Corporation in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.
Additional Information

This document does not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This release contains certain "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management's current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations.  Capitol Bancorp Ltd. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this document.

A copy of the form of securities purchase agreement and form of asset purchase agreement, are attached hereto as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference.  The foregoing summaries of the terms of the Securities Purchase Agreement and the Asset Purchase Agreement are subject to, and qualified in their entirety by, such documents.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.
(d)           Exhibits

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Asset Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 9, 2012	CAPITOL BANCORP LTD. (Registrant) By: /s/ Cristin K. Reid Name: Cristin K. Reid Title: Corporate President

INDEX TO EXHIBITS

Exhibit No.	Description
10.1	Form of Securities Purchase Agreement
10.2	Form of Asset Purchase Agreement